EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                  [UNOCAL LOGO]

                                            NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

           Unocal elects not to proceed with East China Sea E&P project
          ------------------------------------------------------------

       El Segundo, Calif., Sept. 28, 2004 - Unocal Corporation (NYSE: UCL) and the Royal Dutch/Shell Group today said they have elected not to proceed with their participation in five contracts to explore for, develop, and market natural gas resources in the Xihu Trough of the East China Sea.

       Unocal East China Sea, Ltd., a Unocal subsidiary, and Pecten Orient Company LLC, a subsidiary of the Royal Dutch/Shell Group, each hold a 20-percent working interest in the contracts. Other participants are China National Offshore Oil Corporation (CNOOC), 30-percent working interest; and China Petrochemical Corporation (Sinopec), 30 percent.

       "Over the past year, we have conducted a detailed resource assessment and studied various development options," said Don R. Hansen, vice president of Unocal International Energy Operations. "For commercial reasons we have elected not to proceed with the project. We have enjoyed excellent cooperation with both CNOOC and Sinopec, and we look forward to other opportunities to work together."

       The Unocal and Shell affiliates entered into the Xihu Trough contracts in August 2003. The contracts required a final investment decision to be made after a 12-month period of appraisal and analysis.

       Unocal expects to record a charge of approximately $10 million after-tax in the third quarter 2004 for relinquishment of lands and settlement of remaining obligations.

About Unocal Corporation
------------------------
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies with principal operations in North America and Asia. For more information about Unocal, visit the company's web site at www.unocal.com.
                                    * * * * *
This news release contains forward-looking statements about the timing and amount of Unocal's expected after-tax charge to earnings resulting from the termination of the Xihu Trough contracts. Although these statements are based upon Unocal's current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including those discussed in Unocal's 2003 Annual Report on Form 10-K, as amended, and subsequent reports filed by Unocal with the Securities and Exchange Commission (SEC File No. 1-8483). Copies of Unocal's SEC filings are available from Unocal by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site. Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

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